Registration Number 333-_______________
As filed with the Securities and Exchange Commission on May 5, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

StarTek, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1370538 (I.R.S. employer Identification No.)

44 Cook Street, 4th Floor Denver, Colorado (Address of principal executive offices)	80206 (Zip code)
STARTEK, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
D. Michael Clayton
Senior Vice President, Secretary and General Counsel
StarTek, Inc.
44 Cook Street, 4th Floor
Denver, Colorado 80206
(Name and address of agent for service)
(303) 262-4500
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price per	aggregate offering	Amount of
to be registered	be registered(1)	share(2)	price(2)	registration fee
Common Stock	200,000 shares	$8.94	$1,788,000	$70.27

[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock that become issuable under the StarTek, Inc. Employee Stock Purchase Plan by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

[2]	Estimated solely for purposes of calculating the registration fee. Based on the average high and low prices reported on the New York Stock Exchange on May 1, 2008, pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The Company hereby incorporates by reference in this Registration Statement the following documents:
     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and
     (b) The description of the Company’s common stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     In addition, all other reports and documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (except for portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
     Article VIII of the Company’s Restated Certificate of Incorporation and Article V of the Company’s Restated Bylaws require the Company to indemnify any director or officer of the Company to the fullest extent permitted by the DGCL. Pursuant to Article V of the Company’s Restated Bylaws, the Company is required to indemnify a director or officer of the Company in connection with a proceeding (or part thereof) initiated by such director or officer only if the proceeding (or part thereof) was authorized by the Company’s board of directors, except that the Company must indemnify a director or officer of the Company against expenses incurred by such director or officer in a successful (in whole or in part) prosecution of such director’s or officer’s unpaid claim for indemnification.
     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (4) for any transaction from which the director derived an improper personal benefit.
     Article VII of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent that the DGCL permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment nor repeal of such Article VII will apply to or have any effect on the liability or alleged liability of any director of the Company with respect to any acts or omissions of such director occurring prior to such amendment.
     The Company has entered into indemnification agreements with all of its directors and executive officers and has purchased directors’ and officers’ liability insurance. The indemnification agreements may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, to the maximum extent allowed under the Company’s Restated Certificate of Incorporation, the Company’s Restated Bylaws and the DGCL, as described above. These indemnification agreements may also require the Company to advance any expenses incurred by its directors or officers as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits
The following is a list of all exhibits filed as part of this Registration Statement or, as noted, incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of StarTek, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed on January 29, 1997).

4.2	Restated Bylaws of StarTek, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on August 2, 2007).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed on November 6, 2007).

5.1	Opinion of Faegre & Benson LLP.

10.1	StarTek, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit A to the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, filed on March 20, 2008).

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1).

Item 9. Undertakings.
A. Post-Effective Amendments.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a) and (b) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. Subsequent Documents Incorporated by Reference.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Claims for Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 5, 2008.

STARTEK, INC.
By:	/s/ A. Laurence Jones
A. Laurence Jones
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Laurence Jones, David G. Durham and D. Michael Clayton or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Laurence Jones A. Laurence Jones Principal Executive Officer	Director, President and Chief Executive Officer*	May 5, 2008

/s/ David G. Durham David G. Durham Principal Accounting and Financial Officer	Executive Vice President, Chief Financial Officer and Treasurer	May 5, 2008

/s/ Ed Zschau Ed Zschau	Chairman of the Board*	May 5, 2008

/s/ Albert C. Yates Albert C. Yates	Director*	May 5, 2008

/s/ P. Kay Norton P. Kay Norton	Director*	May 5, 2008

*	These directors constitute a majority of the Board of Directors.

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of StarTek, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed on January 29, 1997).

4.2	Restated Bylaws of StarTek, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on August 2, 2007).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed on November 6, 2007).

5.1	Opinion of Faegre & Benson LLP.

10.1	StarTek, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit A to the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, filed on March 20, 2008).

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1).